Exhibit 10.1
[OAKLEY LETTERHEAD]
September 20, 2006
Link Newcomb
10402 Boca Canyon Drive
Santa Ana, California 92705
Dear Link:
This letter will confirm our mutual agreement with respect to the following terms and conditions applicable to (i) your resignations as a member of the Board of Directors of Oakley, Inc. (the “Company”), as Chief Operating Officer of the Company, and as an executive officer of the Company and (ii) our appointment of you as Senior Advisor to the Chief Executive Officer, in each case effective October 1, 2006.

Duties:	You will report to the Chief Executive Officer and will devote 50% of your working time (to be performed generally on alternate workweeks) to the performance of such duties as assigned by the Chief Executive Officer.

Salary:	Beginning September 18, 2006, annual base salary will be $222,480.

Bonus:	$295,722, to be paid upon approval by the Compensation Committee. If you voluntarily terminate employment on or before June 30, 2007, you agree to repay to the Company an amount equal to the difference of (i) $222,480 and (ii) the amount of taxes paid (or payable) by you on such amount (as confirmed by the Company).

Annual Bonus:	Fiscal year 2006 annual bonus will be based on a base salary of $333,720 (75% of salary as COO), with the same performance criteria as previously approved. Subsequent years’ bonus amount and target will be determined by the Compensation Committee.

Severance Benefits:	To be set forth in a separate Severance Agreement.

Car Allowance:	While an employee of the Company, the Company will continue payments of your car lease on its existing terms through the term of current car’s lease.

Vacation:	Two (2) weeks paid vacation per calendar year.

Health Insurance and Other Benefits:	Health insurance and other benefits to remain as current, as modified from time to time by the Company under its general employment policies.

General:	Except as otherwise set forth in this Letter or the Severance Agreement, (i) the terms and conditions applicable to your employment will continue to be subject to the terms and conditions of applicable plans and policies of the Company generally applicable to its employees and (ii) the terms and conditions of your options to purchase common stock of the Company and your awards of restricted stock will continue to be subject to the terms and conditions of applicable plans and agreements. Your employment will continue on an at-will basis and can be terminated by you or the Company at any time, for any reason, with or without cause, with or without advance notice. Except as provided above, this Letter and the Severance Agreement constitute the entire agreement between the parties and supersede any and all prior agreements or understandings of the parties as to the matters set forth herein; provided that no existing arrangements that are to be terminated or modified as described herein shall be so affected except in accordance with definitive documentation affecting the matters described herein.
Please date, sign and return the original of this letter in the enclosed postage paid envelope if the above terms are agreed to by you.
Sincerely,
Scott Olivet
Chief Executive Officer
By my signature below I acknowledge that I have read the terms of this agreement and accept the terms stated above.
Link Newcomb

Signature	Date